DISCLOSURE STATEMENT OF THE TARGET AND KEY SHAREHOLDER

This Disclosure Statement of the Target is made to qualify the representations and warranties made by the Target as detailed in Article III of the Share Exchange Agreement.

ARTICLE III.

3.1 Organization and Good Standing

The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power, authority and capacity to conduct its business as presently conducted, to own or use the properties and assets that it purport to own or use, and to perform all of its obligations under any applicable contracts. The Target is duly qualified to do business as a corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on the Target.

3.2 Capitalization

The entire authorized and issued capital stock and other equity securities of the Target are as set out in the Disclosure Statement.* All of the issued and outstanding Shares and other securities of the Target are owned of record and beneficially by the Shareholders, free and clear of all Encumbrances. All of the outstanding equity securities of the Target have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding equity securities or other securities of the Target, if any, were issued in violation of any Applicable Securities Laws or any other Legal Requirement. The Target does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. There are no agreements purporting to restrict the transfer of any of the issued and outstanding Shares, no voting agreements, shareholders' agreements, voting trusts, or other arrangements restricting or affecting the voting of any of the Shares to which the Target is a party or of which the Target or the Key Shareholder are aware.

***AUTHORIZED AND ISSUED CAPITAL STOCK OF VICTORY ELECTRONIC CIGARETTES, INC.**

Name of Shareholder	Number of Shares held
Marc Hardgrove	270,000
David Martin	40,000
Brent Willis	75,000
Paul Simon	60,000
Paul Dillman	25,000

John Perner	**15,000**
Steve Riffle	**15,000**
[redacted]	[redacted]
Total:	**500,000**

3.3 **Absence of Rights to Acquire Securities**

Other than as set out in this Agreement, no Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

(a) to require the Target to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Target;

(b) for the issue or allotment of any unissued shares in the capital of the Target;

(c) to require the Target to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of the Target; or

(d) to acquire the Shares or any of them.

3.4 **Authority**

The Target has all requisite power and authority to execute and deliver this Agreement and any other documents contemplated by this Agreement (collectively, the "**Transaction Documents**") to be signed by the Target and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Transaction Documents by the Target and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Target. No other corporate or shareholder proceedings on the part of the Target is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Transaction Documents when executed and delivered by the Target as contemplated by this Agreement will be, duly executed and delivered by the Target and this Agreement is, and the other Transaction Documents when executed and delivered by the Target as contemplated hereby will be, valid and binding obligations of the Target, enforceable in accordance with their respective terms except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally;

(b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(c) as limited by public policy.

3.5 **No Conflict**

Except as set out in the Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time or both):

(a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Target, or any resolution adopted by the board of directors of the Target or the Shareholders;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Target, or any of its respective assets, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Target or that otherwise relates to the Business of, or any of the assets owned or used by, the Target;

(d) cause the Purchaser or the Target to become subject to, or to become liable for the payment of, any Tax;

(e) cause any of the assets owned by the Target to be reassessed or revalued by any taxing authority or other Governmental Body;

(f) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;

(g) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Target; or

(h) require the Target to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

3.6 **Financial Statements**

(a) The Target Financial Statements:

(i) are in accordance with the books and records of the Target;

(ii) present fairly the financial condition of the Target as of the respective dates indicated and the results of operations for such periods; and

(iii) have been prepared in accordance with GAAP and reflect the consistent application of GAAP throughout the periods involved.

(b) All material financial transactions of the Target have been accurately recorded in the books and records of the Target and such books and records fairly present the financial position and the affairs of the Target.

(c) Other than the Bridge Loan and the costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated herein, the Target has no material Liabilities or obligations, net of cash, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, that exceed $5,000, which:

(i) are not set forth in the Target Financial Statements or have not heretofore been paid or discharged;

(ii) did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to the Purchaser; or

(iii) have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Accounting Date.

(d) Except to the extent reflected or reserved against in the Target Financial Statements or incurred subsequent to the Accounting Date in the ordinary and usual course of the business of the Target*, the Target does not have any outstanding indebtedness or any Liabilities or obligations (whether accrued, absolute, contingent or otherwise), and any Liabilities or obligations incurred in the ordinary and usual course of business since the Accounting Date have not had a Material Adverse Effect on the Target.

*Loans to Related Parties were made by Target after the Accounting Date that are in addition to loans disclosed on the Target Financial Statements. On January 27, 2013, Promissory Notes were entered into with following Lenders: Marc Hardgrove in the Principal Amount of $118,000.00**, David Martin in the Principal Amount of $250,000.00, and Brent Willis in the Principal Amount of $60,000.00, each at an Interest Rate of 12% and with a Maturity Date of on or before January 31, 2014:

**This loan is in addition to the loans previously disclosed in the Target Financial Statements

(e) Since the Accounting Date, there have not been:

(i) any changes in the condition or operations of the business, assets or financial affairs of the Target which have caused, individually or in the aggregate, a Material Adverse Effect on the Target; or

(ii) any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser, which has or may cause a Material Adverse Effect on the Target.

(f) Since the Accounting Date, and other than as contemplated by this Agreement, the Bridge Loan and the documents delivered thereunder or the Loan Fee, the Target has not:

(i) transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Target Financial Statements or cancelled any debts or claims except in each case in the ordinary and usual course of business;

(ii) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and Liabilities incurred in the ordinary and usual course of business;

(iii) issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issue of any such or other securities;

(iv) discharged or satisfied any Encumbrances, or paid any obligation or liability (fixed or contingent), other than current Liabilities or the current portion of long term liabilities disclosed in the Target Financial Statements or current Liabilities incurred since the date thereof in the ordinary and usual course of business;

(v) declared, made, or committed itself to make any payment of any dividend or other distribution in respect of any of its shares, nor has it purchased, redeemed, subdivided, consolidated, or reclassified any of its shares;

(vi) made any gift of money or of any assets to any Person;

(vii) purchased or sold any assets except in the ordinary and usual course of business;

(viii) amended or changed or taken any action to amend or change its Organizational Documents;

(ix) made payments of any kind to or on behalf of either a Shareholder or any Related Parties of a Shareholder, nor under any management agreement save and except business related expenses and salaries in the ordinary and usual course of business and at the regular rates payable to them;

(x) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of the Target to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(xi) made or suffered any amendment or termination of any Material Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(xii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had or may be reasonably expected to have a Material Adverse Effect on the Target;

(xiii) other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(xiv) adopted, or increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Target; or

(xv) authorized or agreed or otherwise have become committed to do any of the foregoing.

(g) The Target has no guarantees, indemnities or contingent or indirect obligations with respect to the Liabilities or obligations of any other Person including any obligation to service the debt of or otherwise acquire an obligation of another Person or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of any other Person.

(h) The Target is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

3.7 **Subsidiaries**

The Target has no wholly-owned or majority owned subsidiaries or material interest in any other Person.*

*Target is assigned an EIN in the state of Florida, a separate EIN in the State of Nevada and a separate EIN in the State of Georgia that are part of the assets to the Target. For clarity, an Assignment of Georgia Assets Agreement was signed wherein all right title and interest in any Georgia division assets were transferred to the Target.

3.8 **Books and Records**

The books of account, minute books, stock record books, and other records of the Target are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Target contain accurate and complete records of all meetings held, and corporate action taken by, the respective shareholders, board of directors, and committees of the board of directors of the Target, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target.

3.9 **Title to Personal Property and Encumbrances**

The Target possesses, and has good and marketable title to all personal property necessary for the continued operation of the Business as presently conducted and as represented to the Purchaser, including all assets reflected in the Target Financial Statements or acquired since the Accounting Date. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by the Target is owned by the Target free and clear of all Encumbrances, except as disclosed in the Disclosure Statement.

3.10 **Title to Real Property and Encumbrances**

The Target possesses, and has good and marketable title to all real property* and leaseholds or other such interests necessary for the continued operation of the Business as presently conducted and as represented to the Purchaser, including all assets reflected in the Target Financial Statements or

acquired since the Accounting Date. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material real property and leaseholds are owned or leased by the Target free and clear of all Encumbrances, except as disclosed in the Disclosure Statement. The Target has delivered or made available, or will make available on request, to the Purchaser copies of the deeds and other instruments (as recorded) by which the Target acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Target and relating to such property or interests.

***The Target does not own any real property.**

3.11 **Accounts Receivable**

All accounts receivable of the Target that are reflected on the balance sheet included in the Target Financial Statements or on the accounting records of the Target as of the Closing Date (collectively, the "**Accounts Receivable**") have been recorded by the Target in accordance with its usual accounting practices consistent with prior periods and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the best knowledge of the Target and the Key Shareholder, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet included in the Target Financial Statements or on the accounting records of the Target. The reserve taken for doubtful or bad debtor accounts is adequate based on the past experience of the Target and is consistent with the accounting procedures used in previous fiscal periods. There is nothing which would indicate that such reserves are not adequate or that a higher reserve should be taken. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. The Disclosure Statement contains a complete and accurate list of all Accounts Receivable as of the date of the Financial Statements, which list sets forth the aging of such Accounts Receivable.*

* List of Accounts Receivable:

Account	Invoice #	Amount $
Petrey PO# 25353	264	$27,268.80
Petrey Back Order	265	$18,657.60
Food City PO# 90634	260	$3,594.00
Chevron Acworth po#32713	258	$324.11
BP Alpharetta PO#32713	257	$119.80
Indian Pueblo PO# 32713	256	$1,031.36
Shell Trion PO# 32113	248	$858.20
Misir Pharmacy PO#31913	247	$183.78
Citgo PO#31213	243	$172.41
Total:		$52,210.06

3.12 **Material Contracts**

The Target has made available all the present outstanding Material Contracts entered into by the Target in the course of carrying on the Business. Except as listed in the Disclosure Statement, the Target is not party to or bound by any other Material Contract, whether oral or written, and the contracts and agreements are all valid and subsisting, in full force and effect and unamended, no material default or violation exists in respect thereof on the part of the Target or, to the best of the knowledge of the Target, on the part of any of the other parties thereto. The Target is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such contracts or agreements or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any such contracts or agreements. To the best knowledge of the Target, the continuation, validity, and effectiveness of each Material Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Material Contract.

3.13 **Tax Matters**

(a) The Target has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to all applicable statutes and other Legal Requirements. The Target has made available to the Purchaser copies of all such Tax Returns filed by the Target. Except as described in the Disclosure Statement, the Target has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment by the Target or for which the Target may be liable.

(b) All Taxes that the Target is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c) All Tax Returns filed by (or that include on a consolidated basis) the Target are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Target after the date of this Agreement.

(d) The Target has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof and has established an adequate reserve therefore in the Target Financial Statements for those Taxes not yet due and payable, except for: (i) any Taxes the non-payment of which will not have a Material Adverse Effect on the Target, and (ii) such Taxes, if any, as are listed in the Disclosure Statement and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Target Financial Statements.

(e) The Target is not presently under, nor has it received notice of, any contemplated investigation or audit by any regulatory or government agency or body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof.

(f) The Target Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to the Target.

3.14 **No Agents**

The Target warrants to the Purchaser that no broker, agent or other intermediary has been engaged by the Target in connection with the transactions contemplated hereby and, consequently, no commission is payable or due to a third party from the Target.

3.15 **Employee Benefit Plans and Compensation; Employment Matters.**

(a) For purposes of this Section 3.15, the following terms will have the meanings set forth below:

(i) **"Employee Plan"** refers to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, and pursuant to which the Target has or may have any material liability contingent or otherwise;

(ii) **"Employee"** means any current, former, or retired employee, officer, or director of the Target; and

(iii) **"Employee Agreement"** refers to each employment, severance, consulting or similar agreement or contract between the Target and any Employee.

(b) The Target has made available to Purchaser:

(i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used in connection therewith;

(ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan;

(iii) if the Employee Plan is funded, the most recent annual and periodic accounting of the Employee Plan assets; and

(iv) all communications material to any Employee or Employees relating to the Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Target.

(c) The Target has performed, in all material respects, all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by another party to any Employee Plan, and all Employee Plans have been established and maintained in all material respects in accordance with their respective terms and in substantial compliance with all Applicable Laws. There are no actions, suits or claims pending, or, to the knowledge of the Target, threatened or anticipated (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan. The Employee Plans can be amended, terminated or otherwise discontinued after the Closing in accordance with their terms, without liability to the Target, the Purchaser or any Affiliate thereof (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the knowledge of the Key Shareholder and Target threatened, by any Governmental Body.

(d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under an Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(e) The Target:

(i) is in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;

(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees;

(iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing;

(iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice);

(v) has provided the Employees with all wages, benefits, stock options, bonuses, incentives and all other compensation that became due and payable through the date of the Agreement; and

(vi) represents that in the last three (3) years, no citation has been issued by any federal, state or provincial occupational safety and health board or agency against them and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving them has been filed or is pending or, to their knowledge, threatened, against them under any federal, state or provincial occupational safety and health board or any other Applicable Law relating to occupational safety and health.

(f) No work stoppage, labour strike or other "concerted action" involving Employees against the Target is pending or, to the knowledge of the Target, threatened. The Target is not involved in nor, to the knowledge of the Target, threatened with, any labour dispute, grievance, or litigation relating to labour, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labour practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect on the Target. The Target is not presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to any Employees and no collective bargaining agreement is being negotiated. There are no activities or proceedings of a labour union to organize any of the Employees.

(g) Except as described in the Disclosure Statement and except for claims by Employees under any applicable workers' compensation or similar legislation which, if adversely determined, would not, either individually or in the aggregate, have a Material Adverse Effect on the Target, there are no complaints, claims or charges pending or outstanding or, to the best of the knowledge of the Target, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect

of the Target under or in respect of any employment legislation. The Disclosure Statement lists all Employees in respect of whom of the Target has been advised by any workers compensation or similar authority that such Employees are in receipt of benefits under workers' compensation or similar legislation. There are no appeals pending before any workers compensation or similar authority involving the Target and all levies, assessments and penalties made against the Target pursuant to workers' compensation or similar legislation have been paid. The Target is not aware of any audit currently being performed by any workers compensation or similar authority, and all payments required to be made in respect of termination or severance pay under any employment standards or similar legislation in respect of former employees or employees listed on the Disclosure Statement have been made.

3.16 **Consents**

Except as set forth in the Disclosure Statement, no authorization, approval, order, license, permit or consent of any Governmental Body, regulatory body, agency, other authority or any Person, including any governmental department, commission, bureau, board or administrative agency or court, and no registration, declaration or filing by the Target with any such Governmental Body, regulatory body or agency or court is required in order for the Target to:

(a) consummate the transactions contemplated by this Agreement;

(b) execute and deliver all of the documents and instruments to be delivered by the Shareholders under this Agreement;

(c) duly perform and observe the terms and provisions of this Agreement; or

(d) render this Agreement legal, valid, binding and enforceable.

3.17 **Compliance with Legal Requirements**

Except as set forth in the Disclosure Statement:

(a) the Target is, and at all times has been, in full compliance with all of the terms and requirements of each governmental authorization required for the operation of the Business;

(b) no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any governmental authorization required for the operation of the Business or may result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any governmental authorization required for the operation of the Business;*

* The State of Georgia is currently reviewing the advertising practices of the Target during an online promotion run by a third party in November 2012, whereby consumers received a free starter kit in return for signing up for monthly recurring refills. The communication of the offer and the subsequent billing led to consumer confusion and resulted in a small amount of chargebacks. It is expected that the review will result in determination as a bona fide error or a nominal fine. Resolution and a consent agreement is currently being negotiated.

(c) the Target has not received, except as set forth in the Disclosure Statement, any notice or other communication (whether oral or written) from any Governmental Body or any other Person

regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any governmental authorization, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any governmental authorization; and

(d) all applications required to have been filed for the renewal of the governmental authorizations required for the operation of the Business have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such governmental authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.18 **Legal Proceedings**

(a) Other than as set forth in the Disclosure Statement, there is no pending Proceeding:

(i) that has been commenced by or against the Target or that otherwise relates to or may affect the Business, or any of the assets owned or used by, the Target; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

(b) To the knowledge of the Target and Key Shareholder, no Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c) Except as set forth in the Disclosure Statement:

(i) there is no Order to which either of the Target, the Business, or any of the assets owned or used by either of them, is subject; and

(ii) no officer, director, agent, or employee of the Target is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

3.19 **Insurance**

(a) Except as set forth in the Disclosure Statement, all insurance policies to which the Target is a party or that provides coverage to the Target, or to any director or officer of the Target:

(i) are valid, outstanding, and enforceable;

(ii) are issued by an insurer that is financially sound and reputable;

(iii) taken together, provide adequate insurance coverage for the assets and the operations of the Target for all risks normally insured against by a Person carrying on the same business as the Target;*

* Target's current policy covers product liability only and does not cover the assets and the operations of the Target.

(iv) are sufficient for compliance with all Legal Requirements and contracts to which the Target is a party or by which is bound;

(v) will continue in full force and effect following the consummation of the transactions contemplated herein; and

(vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Target.

(b) The Target has not received: (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(c) The Target has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Target is a party or that provides coverage to the Target or any director thereof.

(d) The Target has given prompt notice to its insurers of all claims or possible claims that may be insured by any of its respective policies.

3.20 **Indebtedness to Target**

Except for: (a) the payment of salaries and reimbursement for out-of-pocket expenses in the ordinary and usual course, or (b) amounts disclosed in the Disclosure Statement or the Target Financial Statements, the Target is not indebted to the Shareholders, any Related Party of the Shareholders or any directors, officers or employees of the Target, on any account whatsoever.

3.21 **Certain Payments**

Since the Accounting Date, neither the Target nor any director, officer, agent, or employee of the Target, nor any other Person associated with or acting for or on behalf of the Target, has directly or indirectly:

(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services:

(i) to obtain favorable treatment in securing business,

(ii) to pay for favorable treatment for business secured,

(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Target or any Related Party of the Target, or

(iv) in violation of any Legal Requirement; or

(b) established or maintained any fund or asset that has not been recorded in the books and records of the Target.

3.22 **Undisclosed Information**

(a) The Target does not have any specific information relating to the Target which is not generally known or which has not been disclosed to the Purchaser and which could reasonably be expected to have a Material Adverse Effect on the Target.*

* The Target did have a data corruption error in January 2013, which negatively affected fulfilment of a promotion with Groupon and resulted in some shipping issues. Approximately 90% of the Groupon orders have been shipped, and the Target is resolving the remainder.

(b) No representation or warranty of the Target in this Agreement and no statement in the Disclosure Statement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.23 **Intellectual Property**

(a) The Target owns or holds an interest in all intellectual property assets necessary for the operation of the Business as it is currently conducted (collectively, the "**Intellectual Property Assets**"), including:

(i) all functional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the "**Marks**");

(ii) all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the "**Patents**");

(iii) all copyrights in both published works and unpublished works (collectively, the "**Copyrights**"); and

(iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by the Target as licensee or licensor (collectively, the "**Trade Secrets**").

(b) The Target has not transferred, assigned or encumbered the Intellectual Property Assets or its interests therein in any way.

(c) The conduct of the Business does not infringe the intellectual property or contractual rights or obligations of any Person and is in accordance with any and all agreements pursuant to which the Target has the right to use or license any third-party intellectual property. No Person has instituted or threatened any proceeding or action against the Target alleging any infringement by the Target of the intellectual property of such Person.

(d) There are no third parties challenging, infringing or otherwise violating the Target's rights in the Intellectual Property Assets.

(e) The Target has used the Intellectual Property Assets in such a manner as to preserve their rights therein, including the use of proper notices indicating ownership of the Intellectual Property Assets to the extent necessary for the protection of all rights therein and the prevention of any disclosure to the public of any confidential information related to the Intellectual Property Assets.

(f) Each Employee has entered into a valid and subsisting employment contract that obliges the Employee to maintain the confidential information related to the Intellectual Property Assets during and following employment and to assign all right, title and interest in the Intellectual

Property Assets to the Target and to waive any and all moral rights that such Employees may have therein.

3.24 Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Target pursuant hereto or in connection with the transactions contemplated by this Agreement will be deemed to be representations and warranties of the Target hereunder.

3.25 Survival

The representations and warranties of the Target and Key Shareholder hereunder will survive the Closing for a period of 2 years from the Closing Date.

3.26 Reliance

The Target acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Purchaser, and that no information which is now known or should be known or which may hereafter become known by the Purchaser or its officers, directors or professional advisers, on the Closing Date, will limit or extinguish the right to indemnification hereunder.

TARGET:

VICTORY ELECTRONIC CIGARETTES, INC.

______________________ 4-5-13
Marc Hardgrove, President Date